EXHIBIT 99.1

Geeknet Hires Colon Washburn as President and CEO of ThinkGeek, Inc.

FAIRFAX, Va., Sept. 8, 2011 (GLOBE NEWSWIRE) -- Geeknet, Inc. (Nasdaq:GKNT), the online network for the global geek community, today announced that it has appointed Colon Washburn as President and Chief Executive Officer of ThinkGeek, Inc., Geeknet's wholly owned e-commerce subsidiary. Mr. Washburn is replacing Caroline Offutt who will remain a consultant to ThinkGeek.

"Colon brings a wealth of experience managing growing organizations, honed from his many years at Wal-Mart. He has been consulting with ThinkGeek over the past several months, giving him broad familiarity with our business. In addition, he is a proven leader with a strong discipline that should help bring ThinkGeek to the next level," said Ken Langone, Chairman of the Board of Directors, Geeknet. "We certainly wish Caroline the best. She has spent the last seven years building ThinkGeek into the great brand that it is today."

Mr. Washburn spent a majority of his career with Wal-Mart, which he joined in 1972 before rising to Senior Vice President of Sam's Club and Executive Vice President of Wal-Mart. Since his departure from Wal-Mart in 1993, Colon has served as Chief Executive Officer of Fresh America Corp, and has acted as retail consultant for Walgreens and the Indian conglomerate Reliance Retail.

In connection with becoming President and Chief Executive Officer of ThinkGeek, Inc., Mr. Washburn received 78,125 restricted stock units that vest in equal annual installments over three years.

About Geeknet, Inc.

Geeknet is the online network for the global geek community. Our sites include SourceForge, Slashdot, ThinkGeek, and freshmeat. We serve an audience of nearly 53 million users* each month and provide the tech-obsessed with content, culture, connections, commerce, and all the things that geeks crave. Want to learn more? Check out geek.net.

(*August 2011 Unique Visitors 52.9M. Source: Google Analytics and Omniture)

The Geeknet, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7330

Geeknet is a trademark of Geeknet, Inc. SourceForge, Slashdot, ThinkGeek, and freshmeat are trademarks of Geeknet, Inc. in the United States and other countries. All other trademarks or product names are property of their respective owners.

NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "could," "should," "anticipate," "potential," "intend," "expect," "believe," and variations of such words and similar expressions, are intended to identify such forward-looking statements, which include, but are not limited to, statements regarding our expectations and beliefs regarding growth prospects for our e-commerce businesses. These statements are based on our current expectations, and involve risks and uncertainties. Actual results may differ materially from those expressed or implied in such forward-looking statements due to various factors, including: the ability to grow revenues and achieve and maintain profitability. Investors should consult our filings with the Securities and Exchange Commission, sec.gov, including the risk factors section of our Annual Report on Form 10-K for the year ended December 31, 2010 and our quarterly report on Form 10-Q for the period ending June 30, 2011, for further information regarding these and other risks of our business. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we do not assume any obligations to update such statements or the reasons why actual results could differ materially from those projected in such statements.

CONTACT: Investor Relations Contact:
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         Todd Friedman, todd@blueshirtgroup.com
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